Exhibit 5.1

SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP

525 UNIVERSITY AVENUE

PALO ALTO, CALIFORNIA 94301 _______ TEL: (650) 470-4500 FAX: (650) 470-4570 www.skadden.com

FIRM/AFFILIATE

OFFICES

_______

BOSTON

CHICAGO

HOUSTON

LOS ANGELES

NEW YORK

WASHINGTON, D.C.

WILMINGTON

_______

ABU DHABI

BEIJING

BRUSSELS

FRANKFURT

HONG KONG

LONDON

MUNICH

PARIS

SÃO PAULO

SEOUL

SINGAPORE

TOKYO

TORONTO

___, 2025

ServiceNow, Inc.

2225 Lawson Lane

Santa Clara, California 95054

RE: Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as special United States counsel to ServiceNow, Inc., a Delaware corporation (the “Company”), in connection with the filing with the Securities and Exchange Commission (the “Commission”) of a registration statement on Form S-4 (the “Registration Statement”) by the Company. The Registration Statement relates to the registration under the Securities Act of 1933, as amended (the “Securities Act”), of the issuance of shares of common stock, par value $0.001 per share, of the Company (the “Shares”) to be distributed to stockholders of Moveworks, Inc., a Delaware corporation (“Moveworks”), in the acquisition of Moveworks pursuant to a two-step forward merger where Merger Sub I (as defined below) will merge with and into Moveworks, with Moveworks surviving the first merger as a wholly owned subsidiary of ServiceNow, immediately followed by the merger of Moveworks with and into Merger Sub II (as defined below), with Merger Sub II surviving the second merger as a direct wholly-owned subsidiary of ServiceNow pursuant to the Agreement and Plan of Merger, dated as of March 9, 2025, by and among the Company, Moveworks, Mavericks Merger Sub, Inc., a Delaware corporation and a direct wholly-owned subsidiary of the Company (“Merger Sub I”), Mavericks Merger Sub, LLC, a Delaware limited liability company and a direct wholly-owned subsidiary of the Company (“Merger Sub II”), and Fortis Advisors LLC, a Delaware limited liability company, as the securityholders’ agent (the “Merger Agreement”).

On the request of the Company, this opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

In rendering the opinion stated herein, we have examined and relied upon the following:

(a)	an executed copy of the Merger Agreement;

(b)	the Registration Statement;

(c)	an executed copy of a certificate of Russell Elmer, Corporate Secretary of the Company, dated as of the date hereof (the “Officer’s Certificate”);

(d)

a copy of the Company’s restated certificate of incorporation, as amended, certified by the Secretary of State of the State of Delaware as of the date hereof, and certified pursuant to the Officer’s Certificate;

(e)	a copy of the Company’s restated bylaws, as amended and in effect as of the date hereof and certified pursuant to the Officer’s Certificate; and

(f)	a copy of certain resolutions adopted by the M&A Working Group of the Board of Directors of the Company, adopted on March 7, 2025, certified pursuant to the Officer’s Certificate.

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinions stated below including the facts and conclusions set forth in the Officer’s Certificate.

In our examination, we have assumed the genuineness of all signatures, including electronic signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photocopied copies, and the authenticity of the originals of such copies. In making our examination of executed documents, we have assumed that the parties thereto, other than the Company, had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties and the enforceability thereof against such parties. As to any facts relevant to the opinion stated herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others and of public officials. In rendering the opinion stated herein, we have also assumed that (i) when issued in book-entry form, an appropriate account statement evidencing the Shares credited to the recipient’s account maintained with such transfer agent and registrar has been issued by such transfer agent and (ii) the issuance of the Shares will be properly recorded in the share registry of the Company.

We do not express any opinion with respect to the laws of any jurisdiction other than the General Corporation Law of the State of Delaware (the “DGCL”).

Based upon the foregoing and subject to the qualifications and assumptions stated herein, we are of the opinion that the issuance of Shares has been duly authorized by all requisite corporate action on the part of the Company under the DGCL, and when (i) the Registration Statement, as finally amended (including all necessary post-effective amendments), has become effective under the Securities Act, (ii) the mergers have been consummated in accordance with the Merger Agreement, and (iii) the Shares are issued and delivered in accordance with the terms of the Merger Agreement, the Shares will be validly issued, fully paid and nonassessable; provided, that, the consideration therefor is not less than $0.001 per Share.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. We also consent to the reference to our firm under the heading “Legal Matters” in the Registration Statement and in the related prospectus contained therein. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder. This opinion is expressed as of the date hereof unless otherwise expressly stated, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in the applicable laws.

Very truly yours,

Skadden, Arps, Slate, Meagher & Flom LLP